                                                                      EXHIBIT 12

                  GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
                       STATEMENTS OF COMPUTATION OF RATIO
                    OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                          (DOLLAR AMOUNTS IN MILLIONS)

                                     FOR SIX MONTHS ENDED
                                           JUNE 30,                FOR THE YEAR ENDED DECEMBER 31,
                                     ---------------------   --------------------------------------------
                                       1998        1997       1997      1996      1995     1994     1993
                                     ---------   ---------   -------   -------   ------   ------   ------
Fixed charges:
  Total interest costs.............   $   227     $   246    $   477   $   490   $  471   $  493   $  545
  One-third of rent expense........        11          13         25        23       21       17       18
                                      -------     -------    -------   -------   ------   ------   ------
          Total fixed charges......       238         259        502       513      492      510      563
Add (deduct):
  Income (loss) before income
     taxes, extraordinary item and
     accounting changes............       234         205        235       296    1,697      572       23
  Interest capitalized, net of
     amortization..................         6           4          6       (12)     (18)      11       17
                                      -------     -------    -------   -------   ------   ------   ------
                                      $   240     $   209    $   241   $   284   $1,679   $  583   $   40
Ratio of earnings to fixed
  charges..........................      2.01        1.81       1.48      1.55     4.41     2.14     1.07